UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 8, 2010
Constar International Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-01982	13-1889304

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Crown Way Philadelphia, PA	19154-4599

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (215) 552-3700
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
The Board of Directors (the “Board”) of Constar International Inc., a Delaware corporation (the “Company”), has appointed Grant H. Beard, 49, as President, Chief Executive Officer and Director of the Company effective as of September 13, 2010. Mr. Beard replaces Ruth J. Mack, who served as the Company’s interim President and Chief Executive Officer from April 28, 2010 to September 13, 2010. Following a transition period, Ms. Mack will return as an outside director on Constar’s Board of Directors, on which she has served since May 2009.
Prior to joining the Company, Mr. Beard served as a partner of Anderson Group, a private equity firm out of Bloomfield Hills, MI, since February 2009. From January 2001 to January 2009, Mr. Beard was President, CEO and Director of TriMas Corporation. Prior to that, he served as President, CEO and Chairman of Health Media Incorporated, now part of Johnson & Johnson. The Board believes Mr. Beard’s broad expertise in customer service, operations and finance, as well as his insights as Chief Executive Officer of the Company, will be an asset to the Company and the Board.
Pursuant to an Executive Employment Agreement (the “Agreement”) entered into between Mr. Beard and the Company as of September 13, 2010, Mr. Beard shall serve as President and Chief Executive Officer of the Company for an initial term ending on September 13, 2014, after which his employment may be continued for one year terms unless terminated by Mr. Beard or the Company. Mr. Beard shall receive a base salary of $750,000 per year and, starting in 2011, an annual equity compensation award with a value of $1,250,000. Mr. Beard will also be eligible for an annual bonus under the Company’s Annual Incentive Plan, or any alternative incentive plan established by the Board, with a target annual bonus of 100% of his base salary. For the year ending December 31, 2010, the Agreement provides that Mr. Beard will be paid a guaranteed bonus of $250,000. Mr. Beard shall also be eligible to receive a cash bonus equal to up to $1,250,000, payable in 2014, based on the attainment of certain corporate and individual performance goals to be established by the Board for the three year period commencing January 1, 2011 and ending December 31, 2013; provided that upon a Change in Control (as defined in the Agreement) or if Mr. Beard’s employment is terminated under certain circumstances, then he will be eligible to receive a pro rata cash bonus based on interim performance goals established by the Board for each one year period within such three year period. Lastly, Mr. Beard will receive a grant of restricted stock units valued at $1,250,000, which shall vest on September 7, 2013 and be settled in cash; provided that upon a Change in Control or if Mr. Beard’s employment is terminated under certain circumstances then a portion of the units shall vest, in an amount equal to the product of (i) the number of units originally granted by (ii) a fraction, the denominator of which is 1,095 and the numerator of which is the number of days that has then elapsed between the grant date and the date of the termination of employment or the Change in Control, as applicable.
The Agreement also provides that in the event that Mr. Beard’s employment is terminated prior to a Change in Control by the Company without Cause (as defined in the Agreement) or by Mr. Beard with Good Reason (as defined in the Agreement), Mr. Beard shall be entitled to (1) a payment equal to two times his base salary and two times his target annual bonus of 100% of his base salary (unless such termination occurs before September 13, 2011, in which case Mr. Beard shall be entitled to a payment equal to one times his base salary and one times his target annual bonus of 100% of his base salary) and (2) eighteen months of COBRA coverage. If such termination by the Company without Cause or by Mr. Beard with Good Reason occurs on or after a Change in Control, Mr. Beard shall be entitled to (1) a payment equal to three times his base salary plus three times his target annual bonus of 100% of his base salary (unless such termination occurs before September 13, 2011, in which case Mr. Beard shall be entitled to a payment of one times his base salary plus one times his target annual bonus of 100% of his base salary) and (2) eighteen months of COBRA coverage.
The foregoing description of the Agreement is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.
On September 14, 2010, the Board of the Company also approved a discretionary bonus to Ruth J. Mack in the amount of $250,000 in recognition of her role as interim CEO.

Item 7.01	Regulation FD Disclosure
On September 14, 2010, the Company issued a press release announcing the matters discussed above. A copy of the press release is attached as Exhibit 99.1 to this report.
The information in this Item 7.01 to Current Report on Form 8-K (including Exhibit 99.1) is being furnished solely to satisfy the requirements of Regulation FD and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

10.1	Executive Employment Agreement, by and between the Company and Grant H. Beard, dated as of September 13, 2010.

99.1	Press Release of the Company, dated September 14, 2010.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 14, 2010	CONSTAR INTERNATIONAL INC.
	By:	/S/ J. MARK BORSETH
		Name:	J. Mark Borseth
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Executive Employment Agreement, by and between the Company and Grant H. Beard, dated as of September 13, 2010.

99.1	Press Release of the Company, dated September 14, 2010.